Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	SMTEK INTERNATIONAL, INC.
Kirk A. Waldron, CFO
(805) 532-2800, ext. 111
kwaldron@smtek.com

SMTEK INTERNATIONAL, INC. REPORTS

FIRST QUARTER RESULTS

MOORPARK, Calif. (October 29, 2003) - SMTEK International, Inc. (Nasdaq: SMTI), a provider of electronics manufacturing services (EMS), today announced that revenues for its first fiscal quarter ended September 30, 2003 were $20.7 million compared to $17.6 million for its first fiscal quarter ended September 30, 2002. For the quarter ended September 30, 2003, SMTEK reported net income of $1.3 million, or $0.58 income per basic share, compared to a net loss of $1.2 million for the quarter ended September 30, 2002, or $0.53 loss per basic share. Included in net income for SMTEK’s first fiscal quarter of 2004 was approximately $800,000 of gain related to the settlement of $1.4 million of debt.

Commenting on the results for SMTEK’s first fiscal quarter of 2004, Edward J. Smith, President and Chief Executive Officer stated, “We are pleased to report relatively consistent operating results for our last two most recently completed fiscal quarters and to report results for our first fiscal quarter of 2004 that demonstrate considerable improvement as compared to the same period a year ago.  Additionally, we are pleased with the strengthening of our balance sheet through our debt settlements and our previously announced new credit facility.”

He further added, “The challenge for SMTEK during fiscal year 2004 is to continue the revenue growth we have achieved in the last six months.  Our customers provide limited visibility in terms of committed backlog which then makes it difficult to accurately assess future revenues.  Nonetheless, we are cautiously optimistic in our ability to maintain and grow our business.”

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About SMTEK International, Inc.

Headquartered in Moorpark, California, SMTEK International, Inc. is an electronics manufacturing services provider serving original equipment manufacturers in the industrial instrumentation, medical, telecommunications, security, financial services automation, aerospace and defense industries.  We provide integrated solutions to original equipment manufacturers across the entire product life cycle, from design to manufacturing to end-of-life services, for the worldwide low to medium volume, high complexity segment of the electronics manufacturing services industry.  We have five operating facilities with locations in Moorpark, California; Santa Clara, California; Marlborough, Massachusetts; Fort Lauderdale, Florida; and the Ayuttya Province in Thailand. News from SMTEK is located at www.smtek.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and is subject to the safe harbor provisions created by those sections.  Any forward-looking statements are only predictions and may differ materially from actual future events or results.  Readers are cautioned that forward-looking statements regarding future events and the future performance of SMTEK International, Inc. involve various risks and uncertainties that could cause actual results to differ materially from those described in these statements.

Readers are referred to the documents filed by SMTEK International, Inc. with the Securities and Exchange Commission, including our most recent Reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time, for a more complete description of important risk factors and other information with respect to risks and uncertainties relating to the materials in this press release, as well as to other aspects of our business and financial condition.